EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                                                           FOR RELEASE  December 17, 2008

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI Corp. Announces Third Quarter 2008 Results

Key Highlights

●	Third quarter net sales decreased 14% to $115.8 million in 2008 from $135.4 million in 2007 reflecting significant pressure on consumer discretionary spending in the current economic environment.

o	Third quarter Sears Portrait Studio (“SPS”) net sales declined 17% to $60.4 million in 2008 from $72.4 million in 2007

o	Third quarter PictureMe Portrait Studio (“PMPS”) net sales declined 12% to $55.4 million in 2008 from $63.0 million in 2007

●
Third quarter adjusted EBITDA declined to ($5.9) million from $0.2 million in 2007.  Trailing 52 week adjusted EBITDA declined to $44.0 million from $50.1 million reported in the second quarter.  The $6.1 million decline in adjusted EBITDA in the period reflects a $1.6 million increase in digital training and travel costs related to the conversion of PMPS studios incurred during the quarter, the recording of contingent commissions due to Sears as a result of the PMPS acquisition, and a nonrecurring 2007 reduction of $1.3 million attributable to a change in the Company’s vacation and sick pay policy.

●
Third quarter EPS declined to a loss of ($2.06) from ($1.57) in the prior year period primarily as a result of a decrease in net sales, offset by reduced overheads and increased operating efficiencies, in particular at the PMPS brand, which had an improved operating contribution year over year notwithstanding the decline in sales.

●	As of December 17, 2008, the PMPS digital conversion is now complete in the U.S., Canada and Mexico.

ST. LOUIS, December 17, 2008/ -- CPI Corp. (NYSE: CPY) today reported that net sales for the third quarter of 2008 decreased $19.6 million, or 14%, to $115.8 million from the $135.4 million reported in the third quarter of 2007.  The Company also reported a net loss of $13.3 million, or ($2.06) per diluted share, for the 16-week third quarter ended November 8, 2008, compared to a net loss of $10.1 million, or ($1.57) per diluted share, reported in the comparable quarter of fiscal 2007.  The Company believes that both brands’ third quarter results reflect the challenging economic environment, which is affecting discretionary purchases such as portraiture.

During the third quarter of 2008, net sales from the Company’s Sears Portrait Studio decreased $12.0 million, or 17%, to $60.4 million from the $72.4 million reported in the third quarter of 2007.  The 2008 third quarter SPS net sales performance was the result of an 11% decline in sittings and a 6% decline in average sale per customer sitting.  The sittings results reflect continued declines in visit frequency among existing customers mitigated in part by relatively strong trends in new customer acquisition and increasing loyalty plan conversion.  The average sale decline reflects a shift toward more price sensitive customers enticed by the low price package offer as well as the increasing difficulty selling higher priced collections and specialty products in the current environment.

Net sales related to the Company’s PMPS brand decreased $7.6 million, or 12%, in the third quarter of 2008 to $55.4 million from $63.0 million reported in the third quarter of 2007.  PMPS net sales performance for the fiscal 2008 third quarter resulted from an approximate 17% decline in sittings, offset significantly by an 8% increase in average sale per customer sitting.  The Company attributes the sittings decline to the difficult economic environment, which has especially pressured discretionary spending among consumers in lower income categories. The Company believes its increase in average sale per customer sitting is principally attributable to customers’ positive response to the new offerings made possible by the digital conversion and the implementation of new sales and performance management processes.

Costs and expenses were $132.1 million in the third quarter of 2008, compared with $148.0 million in the comparable prior year period.

Cost of sales, excluding depreciation and amortization expense, was $10.8 million in the third quarter of 2008 compared with $15.5 million in the comparable prior year period.  The decrease in cost of sales is attributable to decreased production costs resulting from lower overall manufacturing production levels, additional gains in manufacturing productivity, savings on film and shipping costs that resulted directly from the PMPS digital conversion, as well as decreased overhead costs as operations have been further streamlined in connection with the PMPS acquisition and digital conversion.

Selling, general and administrative (“SG&A”) expenses were $111.3 million and $120.4 million for the third quarter of 2008 and 2007, respectively.  The decrease in third quarter 2008 SG&A costs is primarily related to reductions in expense due to the elimination of duplicate costs, streamlining of operations related to the PMPS brand, more effective cost management, particularly in the areas of employment and insurance, reduced marketing expense primarily due to the timing of promotional programs for the busy season, as well as reduced host sales commissions due to lower sales.  These decreases were partially offset by a $1.6 million increase in digital training and travel costs related to the conversion of PMPS studios incurred during the quarter, the recording of contingent commissions due to Sears as a result of the PMPS acquisition and a nonrecurring 2007 reduction of $1.3 million attributable to a change in the Company’s vacation and sick pay policy.

Depreciation and amortization declined to $8.7 million in the third quarter of 2008 from $10.1 million in the comparable quarter of 2007 as a result of certain assets, acquired in connection both with the 2005 digital conversion of SPS and the 2007 acquisition of PCA, becoming fully depreciated.

In the third quarter of 2008 and 2007, the Company recognized $1.3 million and $2.0 million, respectively, in other charges and impairments associated with the PMPS Acquisition, which include severance costs, severance accruals, cure costs related to contracts assumed and other integration-related costs in connection with the PMPS Acquisition.

Market Challenges
Market uncertainty has driven the stock price of the Company down significantly.  As previously announced, the Company received notice from the New York Stock Exchange (“NYSE”) on November 4, 2008, that it is out of compliance with the NYSE’s listing criteria.  It is possible that, depending on continuing trading factors and the outcome of discussions with the NYSE, the Company may need to seek listing on alternative markets in the near future.

As a result of decreased sales levels as discussed above, the earnings of the Company are lower than anticipated.  The Company was in compliance with all debt covenants under its Credit Agreement as of November 8, 2008.  In view of the continuing challenging economic environment, the Company is in discussions with its lenders to ensure continuing compliance with all its covenants.  The Company has a cash balance of approximately $29.4 million at December 17, 2008, which is considered adequate, together with anticipated cash flow from operations, to fund the Company’s cash requirements for the foreseeable future.

Host Contractual Update
The Company is currently in the final year of a 10-year contract with Sears that governs the operations of its U.S. Sears Portrait Studios.  The Company and Sears are currently in discussions regarding a new, multi-year agreement.

2008 Fourth Quarter Preliminary Sales Update
The Company’s preliminary net sales and sittings for the first five weeks of the fourth quarter represent an approximate 14% and 11% decline, respectively.  SPS net sales and sittings for the first five weeks of the fourth quarter declined 18% and 6%, respectively, and PMPS net sales and sittings declined 8% and 15%, respectively.    The Company presently expects these comparisons to improve for the busy season given improving trends and a favorable remaining holiday calendar with approximately five additional holiday selling days at PMPS due to the digital conversion and two additional holiday selling days at SPS due to accelerated production and delivery.

About CPI Corp.
CPI is the leading portrait studio operator in North America offering photography services in approximately 3,062 locations in the United States, Puerto Rico, Canada and Mexico, principally in Sears and Wal-Mart stores.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company tries to identify forward-looking statements by using words such as "preliminary," "plan," "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend," and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears and Wal-Mart, the approval of the Company’s business practices and operations by Sears and Wal-Mart, the termination, breach or increase of the Company's expenses by Sears under the license agreements, or Wal-Mart under the lease agreements, customer demand for the Company's products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, increased debt level due to the acquisition of Portrait Corporation of America, Inc ("PCA"), implementation of marketing and operating strategies, and other risks as may be described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 2, 2008.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will host a conference call and audio webcast on Thursday, December 18, 2008, at 10:00 a.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company's own site at http://www.cpicorp.com as well as http://www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 800-642-1687 or 706-645-9291 and providing confirmation code 77986665.  The replay will be available through December 25 by phone and for 30 days on the Internet.

Financial tables to follow . . .

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CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(Unaudited)

	16 Weeks	Vs	16 Weeks	40 Weeks	Vs	40 Weeks	52 Weeks	Vs	52 Weeks

	Nov. 8, 2008		Nov. 10, 2007	Nov. 8, 2008		Nov. 10, 2007	Nov. 8, 2008		Nov. 10, 2007

Net sales	$115,849		$135,392	$308,923		$261,256	$471,693		$361,995

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	10,785		15,467	29,773		28,454	46,077		37,511
Selling, general and administrative expenses	111,397		120,392	275,160		223,919	383,620		288,757
Depreciation and amortization	8,668		10,079	21,764		19,669	29,423		23,273
Other charges and impairments	1,284		2,025	2,397		3,471	4,120		3,499
	132,134		147,963	329,094		275,513	463,240		353,040

(Loss) income from continuing operations	(16,285)		(12,571)	(20,171)		(14,257)	8,453		8,955

Interest expense	3,866		3,365	6,753		5,374	12,032		5,886

Interest income	87		537	567		1,253	1,148		1,558

Other income, net	56		42	59		48	187		100

(Loss) earnings from continuing operations
before income tax (benefit) expense	(20,008)		(15,357)	(26,298)		(18,330)	(2,244)		4,727

Income tax (benefit) expense	(6,667)		(5,341)	(9,100)		(6,374)	(774)		1,888

Net (loss) earnings from continuing operations	(13,341)		(10,016)	(17,198)		(11,956)	(1,470)		2,839

Net loss from discontinued operations	-		(91)	-		(197)	-		(197)

Net (loss) earnings	$(13,341)		$(10,107)	$(17,198)		$(12,153)	$(1,470)		$2,642

Net (loss) earnings per common share - diluted
From continuing operations	$(2.06)		$(1.56)	$(2.66)		$(1.87)	$(0.23)		$0.44
From discontinued operations	-		(0.01)	-		(0.03)	-		(0.03)
Net (loss) earnings - diluted	$(2.06)		$(1.57)	$(2.66)		$(1.90)	$(0.23)		$0.41

Net (loss) earnings per common share - basic
From continuing operations	$(2.06)		$(1.56)	$(2.66)		$(1.87)	$(0.23)		$0.45
From discontinued operations	-		(0.01)	-		(0.03)	-		(0.03)
Net (loss) earnings - basic	$(2.06)		$(1.57)	$(2.66)		$(1.90)	$(0.23)		$0.42

Weighted average number of common and
common equivalent shares outstanding:
Diluted	6,479		6,402	6,467		6,386	6,454		6,404

Basic	6,479		6,402	6,467		6,386	6,454		6,378

More...

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)
(Unaudited)

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks	52 Weeks	Vs.	52 Weeks

	Nov. 8, 2008		Nov. 10, 2007	Nov. 8, 2008		Nov. 10, 2007	Nov. 8, 2008		Nov. 10, 2007

Capital expenditures	$6,210		$8,889	$31,198		$12,504	$35,808		$12,638

EBITDA is calculated as follows:
Net (loss) earnings from continuing operations	$(13,341)		$(10,016)	$(17,198)		$(11,956)	$(1,470)		$2,839
Income tax (benefit) expense	(6,667)		(5,341)	(9,100)		(6,374)	(774)		1,888
Interest expense	3,866		3,365	6,753		5,374	12,032		5,886
Depreciation and amortization	8,668		10,079	21,764		19,669	29,423		23,273
Other non-cash charges	253		62	637		73	635		96

EBITDA (1) & (5)	$(7,221)		$(1,851)	$2,856		$6,786	$39,846		$33,982

Adjusted EBITDA (2)	$(5,937)		$174	$5,253		$10,257	$43,966		$37,481

EBITDA margin (3)	-6.23%		-1.37%	0.92%		2.60%	8.45%		9.39%

Adjusted EBITDA margin (4)	-5.12%		0.13%	1.70%		3.93%	9.32%		10.35%

(1)
EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness.  EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$(7,221)	$(1,851)	$2,856	$6,786	$39,846	$33,982
EBITDA adjustments:
Impairment charges	161	-	264	7	513	7
Reserves for severance and related costs	-	-	-	1	-	29
Executive retirements/repositioning	-	-	-	6	-	6
Cost associated with acquisition	1,086	2,025	2,032	3,430	3,447	3,430
Other	37	-	101	27	160	27

Adjusted EBITDA	$(5,937)	$174	$5,253	$10,257	$43,966	$37,481

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks	52 Weeks	Vs.	52 Weeks

	Nov. 8, 2008		Nov. 10, 2007	Nov. 8, 2008		Nov. 10, 2007	Nov. 8, 2008		Nov. 10, 2007

EBITDA	$(7,221)		$(1,851)	$2,856		$6,786	$39,846		$33,982
Income tax benefit (expense)	6,667		5,341	9,100		6,374	774		(1,888)
Interest expense	(3,866)		(3,365)	(6,753)		(5,374)	(12,032)		(5,886)
Adjustments for items not requiring cash:
Deferred income taxes	(7,034)		(5,114)	(9,753)		(5,503)	(2,796)		2,976
Deferred revenues and related costs	2,508		5,143	(279)		10,201	(7,825)		4,501
Other, net	1,361		3,179	2,222		5,324	6,580		5,153
Decrease (increase) in current assets	(7,869)		(10,721)	(3,921)		(11,072)	7,714		914
Increase (decrease) in current liabilities	6,494		11,551	(6,685)		7,037	(16,354)		(671)
Increase (decrease) in current income taxes	252		(995)	(440)		(2,301)	860		(2,771)

Cash flows from continuing operations	$(8,708)		$3,168	$(13,653)		$11,472	$16,767		$36,310

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CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
NOVEMBER 8, 2008 AND NOVEMBER 10, 2007
(In thousands)
(Unaudited)

	Nov. 8, 2008	Nov. 10, 2007
Assets

Current assets:
Cash and cash equivalents	$8,123	$36,030
Other current assets	50,478	55,328
Net property and equipment	63,438	57,873
Intangible assets	62,561	65,369
Other assets	20,798	20,320

Total assets	$205,398	$234,920

Liabilities and stockholders' (deficit) equity

Current liabilities	$76,268	$92,541
Long-term debt obligations	102,720	110,739
Other liabilities	32,618	29,131
Stockholders' (deficit) equity	(6,208)	2,509

Total liabilities and stockholders' (deficit) equity	$205,398	$234,920

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